UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2012

China Energy Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

Building#26, No. 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China (Address of principal executive offices)	201203 (Zip Code)

Registrant’s telephone number, including area code (86) 021 2028-1866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On October 18, 2012, CER Energy Recovery (Yangzhou) Co., Ltd. (“CER Yangzhou”), a wholly-owned subsidiary of China Energy Recovery, Inc. (“CER”), entered into a guaranty contract with Kailin Energy Zhenjiang, Ltd. (“Zhenjiang Kailin”) and China Guangdong Nuclear Energy Service Co., Ltd. (“CGN Energy”) for a 800 kt sulfuric acid waste heat power generation project.

CER and Zhenjiang Kailin agreed to engage CGN Energy to provide for the third time financing for the Zhenjiang Kailin project. On October 18, 2012, CER Energy Recovery (Shanghai) Co., Ltd. (“CER Shanghai”) and Shanghai Hai Lu Kun Lun Hi-tech Engineering Co., Ltd. (“Shanghai Engineering”) signed two contracts to sell certain equipment integral to the Zhenjiang Kailin sulfuric acid waste heat power generation project to CGN Energy each at a price of RMB9.9 million (approximately $1.57 million), for a total amount RMB 19.8 million (approximately $3.14 million). As the financing party, CGN Energy resold the equipment to Zhenjiang Kailin via a structured payment arrangement covering a 30 month period at a price of RMB23.4 million ( approximately $3.7 million).

CER Yangzhou entered into a guaranty contract with CGN Energy for the equipment sold, which was installed in the sulfuric acid waste heat power generation project. If there is any default by Zhenjiang Kailin, the first in guarantee order is Zhenjiang Kailin’s pledge for payment of its structured note with CGN Energy. The second in guarantee order is Jiangsu SOPO, a third party customer of CER and related party of Zhenjiang Kailin. Third in guarantee order is CER Yangzhou, which provided CGN Energy with an unconditional and irrevocable guarantee with joint responsibility to ensure that Zhenjiang Kailin will fulfill the duties and responsibilities to pay CGN Energy on time under the waste heat power generation project contract. The scope of guaranty includes the contract amount, fine for default, damage compensation, expenses to realize the rights of CGN Energy and all other related payables.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.

Date: October 26, 2012	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer